TEMPUR SEALY REDUCES ENERGY FOOTPRINT FOR U.S. OPERATIONS
–Investing in Renewable Energy Source
–Achieves the ENERGY STAR Challenge for Industry

LEXINGTON, KY, February 10, 2020 – Tempur Sealy International, Inc. (NYSE: TPX, “Company”) announced today that it will invest in solar power technology for its largest mattress manufacturing operation, located in Albuquerque, New Mexico. The project is planned for completion by year end. The locally-generated renewable energy will provide a sustainable source of electric power sufficient to run all of Albuquerque’s mattress assembly lines, reducing the annual electric consumption purchased from public utility by approximately 2 million kWh’s.

Additionally, the Company announced that its facility in Duffield, Virginia has achieved the U.S. Environmental Protection Agency's (EPA’s) ENERGY STAR Challenge for Industry by reducing its energy intensity by nearly 40% within 4 years. In successfully achieving the ENERGY STAR Challenge, Tempur Sealy’s Duffield facility has reduced over 3,800 tons of greenhouse gases per year and saved enough energy to power over 500 homes.

Earlier this year, the Company issued its first Corporate Social Values Report to highlight its efforts to improve its communities and the environment. The Company focuses on driving many environmentally friendly initiatives through leveraging well-established practices and continually researching additional areas of opportunity. Through these efforts to continuously expand its environmental initiatives, the Company identified the opportunity to integrate solar power in its manufacturing operations.

“These renewable energy projects are exciting additions to our other environmental initiatives here at Tempur Sealy,” said Scott Thompson, Tempur Sealy International, Inc. Chairman and CEO. “This reduction in our carbon footprint from the solar energy initiative alone equates to powering all mattress assembly lines at our largest facility, and at the same time, allows us to improve the cost effectiveness of our operations.”

Forward-Looking Statements
This press release may contain "forward-looking statements," within the meaning of the federal securities laws, which includes information concerning one or more of the Company's plans, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "expects," "anticipates," "projects," "plans," "proposed," "intends," and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company’s operational plans, results of operation or financial position. Any forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made. Numerous factors, many of which are beyond the Company's control, could cause actual outcomes to differ materially from those expressed as forward-looking statements.

About the Company
Tempur Sealy International, Inc. (NYSE: TPX) develops, manufactures, and markets mattresses, foundations, pillows and other products. The Company’s products are sold worldwide through third party retailers, its own stores, and online. The Company's brand portfolio includes many highly recognized brands in the industry, including Tempur®, Tempur-Pedic®, Sealy® featuring Posturepedic® Technology, and Stearns & Foster®. World headquarters for Tempur Sealy International is in Lexington, KY. For more information, visit http://www.tempursealy.com or call 800-805-3635.

Investor Relations Contact
Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com